Exhibit 99.1

PRESS RELEASE
Contact: Jami Zimmerman, Champion Management 972.953.5432; jzimmerman@championmgt.com

RAVE Restaurant Group, Inc. Announces
Strategic Leadership Additions
Pie Five and Pizza Inn welcome new operations and marketing leaders

DALLAS (November 15, 2019) RAVE Restaurant Group, Inc. (NASDAQ: RAVE) today announced strategic leadership changes and new talent acquisition. The new additions reflect a shift from brand level leadership to a more unified management structure for all RAVE brands.

Key changes include the additions of Mike Burns as Chief Operations Officer and Douglas Kwong as Vice President of Marketing for RAVE.  Burns will lead operations for both Pizza Inn and Pie Five Pizza and Operations Services for all brands.  He brings over 10 years experience in company and franchise operations including eight years at Bojangles’ Famous Chicken n Biscuits as the Director of Operations Support supporting company and franchise operations and as Regional Vice President overseeing over 175 restaurants. Most recently, Burns directed operations at over 80 Pei Wei Asian Kitchen restaurants.

Kwong will direct marketing for all RAVE brands.  He is an industry veteran with proven success in creating digital marketing programs that elevate guest experiences and drive profitable sales.  He was most recently Director of eCommerce and Digital Marketing at Pei Wei Asian Kitchen, where he managed eCommerce, media, and the loyalty program. Kwong led the team at Pei Wei that took overall digital sales from 8% of company revenue to 30% by implementing new technology and launching delivery partnerships.

“I’m extremely excited to add such incredible talent to our team,” said Brandon Solano, CEO of Rave Restaurant Group.  “Mike is a true operator and understands the importance of driving unit economics and profitable traffic.  He will roll-up his sleeves and partner with our franchisees to improve bottom line results.  Douglas is is a well-rounded marketer with strong experience in the digital arena.  His work at Pei Wei resulted in social media engagement rates 10,000% greater than the industry average.  He previously ran digital marketing for Cici’s Pizza and is precisely what we need to modernize our marketing.”

Bob Bafundo will be departing his role as president at RAVE. Additional new hires include Justin Smith as Senior Director of Operations for Pizza Inn and Aaron Archuleta as Director of Operations for Pie Five.

“Our new team brings a fresh perspective and modern approach to leadership at RAVE,” said Solano. “I’m looking forward to working with this talented team to transform the business, drive profit and win with consumers.”

About RAVE Restaurant Group, Inc.
Founded in 1958, Dallas-based RAVE Restaurant Group, Inc. [NASDAQ: RAVE] owns, operates, franchises and/or licenses 261 Pie Five Pizza Co. and Pizza Inn restaurants and Pizza Inn Express kiosks domestically and internationally. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas and desserts. Pie Five Pizza Co. is a leader in the in the fast-casual pizza space offering made-to-order pizzas ready in under five minutes. Pizza Inn Express, or PIE, is developing unique opportunities to provide freshly made pizza from non-traditional outlets. The Company's common stock is listed on the Nasdaq Capital Market under the symbol "RAVE." For more information, please visit www.raverg.com.

# # #